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                                                                      Exhibit 11

                               Pinkerton's, Inc.

                       COMPUTATION OF EARNINGS PER SHARE
                                  (Unaudited)

                     (In thousands, except per share data)

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                                        For the Quarter Ended                         For the Nine Periods Ended
                               --------------------------------------         ----------------------------------------
                               September 6, 1996    September 8, 1995         September 6, 1996      September 8, 1995
                               -----------------    -----------------         -----------------      -----------------
Net income                           $3,031              $1,974                      $7,787                $5,008
                                     ======              ======                      ======                ======
Weighted average number of
   common shares outstanding          8,356               8,304                       8,350                 8,299

Dilutive effect of outstanding
   stock options                        181                  29                         152                    24
                                     ------              ------                      ------                ------
Weighted average number of
  common shares, as adjusted,
  for calculation of earnings
  per share                           8,537               8,333                       8,502                 8,323
                                     ======              ======                      ======                ======

Net income per common share          $  .36              $  .24                      $  .92                $  .60
                                     ======              ======                      ======                ======

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